EMPLOYMENT AND NON-COMPETITION AGREEMENT
(Hansbart Wijnand)

    THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (the “Agreement”) is dated January 19, 2022 and effective as of January 1, 2022 (the “Effective Date”), by and between Tempur Sealy International Limited of Tempur House, Caxton Point, Printing House Lawn, Hayes, Middlesex, UB3 1AP (the “Company”), and Hansbart Wijnand of 23 Raphael Drive, Thames Ditton, Surrey, KT7 0BL (the “Employee”).

    In consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Employee,

    IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE I
EMPLOYMENT

    1.1    Term of Employment. Effective as of the Effective Date, the Company agrees to employ Employee in the position Executive Vice President, International and Employee agrees to be employed by the Company on the terms set out in this Agreement. Employee's continuous employment with the Company began on January 1, 2001. This Agreement supersedes and replaces all terms and conditions of Employee’s executive contract with the Company dated September 1, 2006 as amended, with effect from the Effective Date.

    1.2    Position and Duties. Employee shall be employed in the position of Executive Vice President, International of Tempur Sealy International, Inc. and its direct and indirect subsidiaries or such other executive position as may be assigned from time to time by the Chief Executive Officer of Tempur Sealy International, Inc. (“Tempur Sealy CEO”). In such capacity, Employee shall be subject to the authority of, and shall report to, the Tempur Sealy CEO. Employee’s duties and responsibilities shall include those customarily attendant to Employee’s position and such other duties and responsibilities as may be assigned from time to time by the Tempur Sealy CEO. Employee shall devote Employee’s entire business time, loyalty, attention and energies exclusively to the business interests of the Company and any Group Company while employed by the Company, and shall perform his/her duties and responsibilities diligently and to the best of his/her ability.

ARTICLE II
COMPENSATION AND OTHER BENEFITS

    2.1    Base Salary. The Company shall pay Employee an initial annual salary of £317,053 (“Base Salary”), payable in accordance with the normal payroll practices of the Company. For further details see Article VII below. The Employee’s Base Salary will be reviewed and be subject to adjustment from time to time by the Board of Directors of Tempur Sealy International, Inc. or its Compensation Committee at their discretion in accordance with the Company’s annual review policy. Based on the Company’s current policy, the Company expects Employee’s first annual review would be during the first quarter of 2023.

    2.2    Performance Bonus.

        (a)    Employee will be eligible to earn an annual performance-based bonus based on performance criteria approved by the Board of Directors of Tempur Sealy International Inc. or its Compensation Committee for each full or pro rata portion of any fiscal year during which Employee is employed by the Company (each, a “Bonus Year”), the terms and conditions of which as well as Employee’s entitlement thereto being determined annually in the sole discretion of the Board of Directors of Tempur Sealy International Inc. or its Compensation Committee (the “Performance Bonus”). The amount of the Performance Bonus will vary based on the achievement of the Tempur Sealy Group and individual performance criteria established by the Board of Directors of Tempur Sealy International Inc. or its Compensation Committee, but the performance criteria will be set to target a Performance Bonus equal to a designated percentage of Base Salary as of December 31st of the applicable Bonus Year if the performance criteria are met (the “Target Bonus”).

        (b)    For 2022, the amount of Employee’s Target Bonus will be based on 75% of Employee’s Base Salary (the “2022 Bonus”). The 2022 Bonus if earned will be paid on or before March 31st, 2023.

    2.3    Equity Awards. It is anticipated that commencing in 2022 Employee will be considered for future equity awards in accordance with the Tempur Sealy International Inc.’s process for executives, but the timing, amount and terms of any future grants will be subject to the discretion of the Board of Directors of Tempur Sealy International Inc. or its Compensation Committee.

    2.4    Benefit Plans. See Article VII for details of arrangements with regard to Employee’s benefits.

    2.5    RESERVED.

    2.6    Vacation. Employee shall be entitled to vacation days in any calendar year in accordance with the Company’s general vacation policies for senior executive employees. See Article VII for further details.

    2.7    Expenses. The Company shall reimburse Employee for all authorized and approved expenses incurred in the course of the performance of Employee’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.

    2.8    Withholdings. All payments to be made by the Company hereunder will be subject to any withholding requirements.

ARTICLE III
TERMINATION

    3.1    Right to Terminate; Automatic Termination.

        (a)    Termination by Company Without Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time and for any reason upon giving Employee not less than 12 weeks’ notice. The Company may provide payment in lieu of all or part of this notice period as provided in Section 7.16.

        (b)    Termination by Employee for Good Reason. Subject to Section 3.2, Employee shall be deemed to terminate his/her employment obligation hereunder (but not his/her obligations under Articles IV and VIII hereof) for “Good Reason” (as hereinafter defined) if (i) Employee reasonably determines in good faith that a Good Reason condition has occurred, (ii) Employee gives written notice thereof to the Company within thirty (30) days of the Good Reason event (which notice shall specify in reasonable detail the grounds upon which such notice is given), (iii) the Company fails, within thirty (30) days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination set forth in such notice, and Employee has cooperated in good faith with the Company’s efforts to cure such condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist, and (v) Employee terminates his/her employment within thirty (30) days after the end of such thirty (30)-day cure period and is not required to provide notice in accordance with Section 7.15 of this Agreement. “Good Reason” shall mean any of the following: (i) relocation of Employee’s principal workplace over sixty (60) miles from any of the Company’s then existing workplaces without the consent of Employee (which consent shall not be unreasonably withheld, delayed or conditioned), or (ii) the Company’s material breach of this Agreement or any other written agreement between Employee and the Company which is not cured within thirty (30) days after receipt by the Company from Employee of written notice of such breach.

        (c)    Termination by Company For Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time “For Cause” (as defined below) without notice or payment in lieu of notice or provision of any benefits, provided that if Employee’s employment is terminated pursuant to sub-paragraph (vi) of the definition of For Cause, following execution of a release and waiver in form satisfactory to the Company, Employee shall be entitled to receive a pro-rata portion of any Performance Bonus that would be payable with respect to the Bonus Year in which the termination occurs (based on the number of days of the Bonus Year prior to the effective date of termination and the amount of the Target Bonus set by the Board of Directors of Tempur Sealy International Inc. or its Compensation Committee for the Employee for such Bonus Year) and whatever rights as to equity awards as Employee may have pursuant to any equity awards agreement with Tempur Sealy International Inc. “For Cause” shall mean any of the following: (i) Employee’s willful and continued failure to substantially perform the reasonably assigned duties with the Company which are consistent with Employee’s position and job description referred to in this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to Employee by the Board of Directors of the Company which specifically identifies the manner in which Employee has not substantially performed the assigned duties and allowing Employee thirty (30) days after receipt by Employee of such notice to cure such failure to perform, (ii) material breach of this or any other written agreement between Employee and the Company which is not cured within thirty (30) days after receipt by the Employee from the Company of written notice of such breach, (iii) any material violation of any written policy of the Company which is not cured within thirty (30) days after receipt by Employee from the Company of written notice of such violation, (iv) Employee’s willful misconduct which is materially and demonstrably injurious to the Company, (v) Employee’s conviction by a court of competent jurisdiction of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); (vi) Employee is in the opinion of a medical practitioner physically or mentally incapable of performing his/her duties and may remain so for more than three months and the medical practitioner has given a medical opinion to the Company to that effect; or (vii) Employee’s commission of an act of fraud, embezzlement, or misappropriation against the Company or any breach of fiduciary duty or breach of the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business. For purposes of this paragraph, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, in knowing bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, expressly authorized by a resolution duly adopted by the Board of Directors or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.

        (d)    RESERVED

    3.2    Rights Upon Termination.

        (a)    Section 3.1(a) and 3.1(b) Termination. If Employee’s employment terminates pursuant to Section 3.1(a) or 3.1(b) hereof, in each case Employee shall have no further rights against the Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company in the case of clauses (ii) and (iii) below, (i) any accrued but unpaid Base Salary, and the value of any accrued but unused vacation, up to the termination date, (ii) a pro-rata portion of any Performance Bonus that would be payable with respect to the Bonus Year in which the termination occurs (based on the number of days of the Bonus Year prior to the effective date of termination and the amount of the Target Bonus set by the Board of Directors of Tempur Sealy International Inc. or its Compensation Committee for the Employee for such Bonus Year) and whatever rights as to equity awards as Employee may have pursuant to any equity awards agreement with Tempur Sealy International Inc, (iii) payment of Base Salary for twelve (12) months less any period of notice provided to the Employee pursuant to Section 3.1(a) or given by the Employee pursuant to Section 3.1(b) whether or not paid in lieu pursuant to Section 7.16 (the “Severance Period”), payable in accordance with the normal payroll practices of the Company, and (iv) reimbursement of expenses to which Employee is entitled under Section 2.7 hereof.

        (b)    Section 3.1(c) Termination; Termination By Employee (Not for Good Reason). If Employee’s employment is terminated pursuant to Sections 3.1(c) hereof, or if Employee resigns (other than for Good Reason – see Article VII below) notwithstanding the terms of this Agreement, Employee or Employee’s estate shall have no further rights against the Company hereunder, except for the right to receive, (i) any accrued but unpaid Base Salary and the value of any accrued but unused vacation, up to the termination date and (ii) reimbursement of expenses to which Employee is entitled under Section 2.7 hereof.

        (c)    Release; Timing of Payments. The release and waiver described in Sections 3.2(a) and (b) shall be delivered to the Employee on or before the fourteenth (14th) day following the termination of employment with the Company. Further and notwithstanding the foregoing provisions of this Section 3.2, if the release and waiver described in, and required by, Section 3.2(a) and 3.2(b) as applicable, has not been executed, delivered become irrevocable and satisfy all conditions to make the release and waiver effective on or before the end of the sixty (60)-day period following Employee’s termination of employment with the Company, no payments due pursuant to Section 3.2(a) or (b), as applicable, shall be, or shall become, payable.

ARTICLE IV
CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION

    4.1    Covenants Regarding Confidential Information, Trade Secrets and Other Matters. Employee covenants and agrees as follows:

        (a)    Definitions. For purposes of this Agreement, the following terms are defined as follows:

            (1) “Trade Secret” means all information possessed by or developed for the Company or any Group Company, including, without limitation, a compilation, program, device, method, system, technique or process, to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

            (2) “Confidential Information” means information, to the extent it is not a Trade Secret, which is possessed by or developed for the Company or any Group Company and which relates to the Company’s or any Group Company’s existing or potential business or technology, which information is generally not known to the public and which information the Company or any Group Company seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: business plans, strategies, existing or proposed bids, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by the Company or any Group Company from others which the Company or any Group Company has an obligation to treat as confidential.

        (b)    Nondisclosure of Confidential Information. Except as required in the conduct of the Company’s or any of its subsidiaries’ business or as expressly authorized in writing on behalf of the Company or any of its subsidiaries, Employee shall not use or disclose, directly or indirectly, any Confidential Information during the period of his/her employment with the Company. In addition, following the termination for any reason of Employee’s employment with the Company, Employee shall not use or disclose, directly or indirectly, any Confidential Information. This prohibition does not apply to Confidential Information after it has come into the public domain. This prohibition also does not prohibit Employee’s use of general skills and know-how acquired during and prior to employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information or Trade Secrets. Nothing in this Agreement will prevent Employee from exercising his/her right to make a statutory protected disclosure.

        (c)    Trade Secrets. During Employee’s employment by the Company, Employee shall use reasonable endeavours to prevent unauthorized misappropriation or disclosure and threatened misappropriation or disclosure of the Company’s or any Group Company’s Trade Secrets and, after termination of employment, Employee shall not use or disclose the Company’s or any Group Company’s Trade Secrets as long as they remain, without misappropriation, Trade Secrets.

        (d)    Copyright and Intellectual Property. Employee acknowledges and agrees that any work created or developed by Employee (whether alone or jointly) during his/her employment will belong to the Company from the date of creation if it (i) is capable of exploitation by the Company or any Group Company in the normal course of its business; or (ii) is so created or developed during the course of or in connection with Employee’s employment with the Company. To the extent that they do not vest automatically, Employee hereby assigns to the Company with full title guarantee and free from all encumbrances (and in the case of copyright and design rights by way of a present assignment of future copyright and design right as applicable) all copyright, design rights and other intellectual property rights in any such work and undertake to do anything reasonably required to ensure that such rights belong to or are assigned to the Company and to assist the Company in protecting or maintaining them. If any moral right or analogous right arises in respect of any work created or developed by Employee (whether alone or jointly) during the course of or in connection with Employee’s employment, he/she (i) hereby irrevocably waives and agrees not to assert (save as directed by the Company) such rights; and (ii) will ensure that all applicable consents have been obtained to entitle the Company to make the fullest use of such rights without restriction or further payment.

        (e)    Exceptions. The provisions of paragraphs (b) and (c) above will not be deemed to prohibit any disclosure that is required by law or court order or an appropriate regulatory authority. Nothing in this Agreement will prevent Employee from exercising his/her right to make a statutory protected disclosure.

    4.    Non-Competition.

        (a)    During Employment. During Employee’s employment hereunder, Employee shall not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, in any competition with the Company or any of its subsidiaries.

        (b)    Subsequent to Employment. See Article VIII.

    4.3    Non-solicitation. See Article VIII.

    4.4    Return of Documents. Immediately upon termination of employment or if the Company requests at any time, Employee will return to the Company, and so certify in writing to the Company, all the Company’s or any Group Company’s papers, documents and things, including information stored for use in or with computers and software applicable to the Company’s and its subsidiaries’ business (and all copies thereof), which are in Employee’s possession or under Employee’s control, regardless whether such papers, documents or things contain Confidential Information or Trade Secrets.

    4.5    No Conflicts. To the extent that they exist, Employee will not disclose to the Company or any Group Company any of Employee’s previous employer’s confidential information or trade secrets. Further, Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties. In addition, Employee and the Company agree that it is important for any prospective employer to be aware of this Agreement, so that disputes concerning this Agreement can be avoided in the future. Therefore, the Employee agrees that, following termination of employment with the Company, the Employee will provide a copy of Article IV and Article VIII of this Agreement to any future prospective or actual employer.

    4.6    Agreement on Fairness. Employee acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Employee, (ii) Employee has had an opportunity to obtain legal counsel to review this Agreement, and (iii) the covenants made by and duties imposed upon Employee hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Employee’s livelihood in the event of termination of Employee’s employment by the Company and the strict enforcement of the covenants contained herein.

    4.7    RESERVED

ARTICLE V
RESERVED

ARTICLE VI
GENERAL PROVISIONS

    6.1    Notices. Any and all notices provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when mailed to such party by first class or recorded delivery post at 9am on the second business day after posting addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 6.1):

        (a    If to the Company: Tempur Sealy International Limited
Tempur House,
Caxton Point,
Printing House Lawn,
Hayes,
Middlesex,
UB3 1AP

With a copy to General Counsel

        (b)    If to Employee: 23 Raphael Drive
Thames Ditton
Surrey
KT7 0BL

    6.2    Entire Agreement. This Agreement, together with the exhibits hereto, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties with respect to the subject matter hereof.

    6.3    Miscellaneous. This Agreement may be altered, amended or modified only in writing, signed by both of the parties hereto, except that either party may update its address set forth in Section 6.1 by providing a notice of the updated address in the manner set forth in Section 6.1. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

    6.4    Assignability. This Agreement and the rights and duties set forth herein may not be assigned by either of the parties without the express written consent of the other party. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

    6.5    Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

    6.6    Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

    6.7    Governing Law; Jurisdiction; Construction. This Agreement shall be governed by the laws of England and Wales and the Courts of England and Wales will have non-exclusive jurisdiction to adjudicate any disputes arising under it.

    6.8.    Effective Date. The terms and conditions of this Agreement shall be effective as of the Effective Date.

    6.9.    RESERVED.

    6.10    Clawback Policy. Employee acknowledges receipt of a copy of the Company’s Clawback Policy, and acknowledges and agrees that all performance bonuses awarded pursuant to Section 2.2 and all equity awards pursuant to Section 2.3 will be subject to the Clawback

Policy or any amended version thereof and any other clawback policy adopted by the Board of Directors of Tempur Sealy International Inc., in each case to the extent the Clawback Policy or any other clawback policy applies by its terms to Employee. The Employee agrees that he/she is obligated to cooperate with, and provide any and all assistance necessary to, the Company and any Group Company to recover or recoup any bonuses paid under this Agreement or awards or amounts paid under Tempur Sealy International Inc.’s Amended and Restated 2013 Equity Incentive Plan (“EIP”) and that are subject to clawback pursuant to the Clawback Policy or any other such clawback policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any bonuses paid under this Agreement or any equity awards or amounts paid under the EIP from the Employee’s accounts, or pending or future compensation or equity awards.

ARTICLE VII
ADDITIONAL UK PROVISIONS

    7.1    Right to work in the UK – information and checks. Before Employee starts employment with the Company and, if requested, at any time during his/her employment, Employee must provide the Company with acceptable evidence of the Employee’s right to work in the UK. Employee will allow the Company to inspect his/her original passport or other documentary evidence of his/her right to work in the UK and take a copy for its records. If Employee is sponsored by the Company under the Home Office’s Points Based Immigration System (or any replacement scheme) he/she must give the Company contact details (including Employee’s address and any phone numbers he/she uses) and let the Company know if these change. Employee must comply with any policy or procedure the Company has or may introduce relating to sponsorship obligations. Employee must tell the Company immediately of any changes in his/her immigration status or personal circumstances which may affect his/her right to work in the UK. The Company may from time to time provide information concerning Employee to the Home Office (or any government body with powers relating to immigration or the right to work).

    7.2    Holding office as a director. The Employee is a director of the Company. The Company may from time to time appoint the Employee as a director of any Group Company.

Employee’s Base Salary is inclusive of any fees due to him/her from the Company or any Group Company for holding such offices.
The Company may remove you as a director of the Company or any Group Company at any time.

Except with the prior approval of the board of directors of the Company, Employee must not resign as a director of the Company or any Group Company during his/her employment.

Whilst Employee holds the office of director of the Company or of any Group Company, he/she must:

(a)    properly discharge the responsibilities of a director and carry out such activities as the board of directors of the Company may reasonably require including (if so requested) acting as an officer of any Group Company;

(b)    familiarize him/herself with and observe the Company’s and any relevant Group Company’s, constitution (as amended from time to time);

(c)    comply with all duties, responsibilities and obligations (whether statutory, fiduciary or common law) as a director of the Company and any relevant Group Company);

(d)    not do anything that would cause Employee to be disqualified from acting as a director, either by law or under the Company’s or any relevant Group Company’s constitution.

On the termination of Employee’s employment, for any reason, Employee will (without compensation or payment); (i) resign with immediate effect as a director of the Company and of any Group Company and from any other offices he/she holds by virtue of the employment; and (ii) transfer to the Company or as the Company directs, any shares or other securities held by Employee as a nominee or trustee for the Company or any Group Company and deliver to the Company the related certificates.

Employee irrevocably appoints such person as the board of directors of the Company may nominate to be Employee’s attorney with power in Employee’s name and on his/her behalf to execute any documents and do anything necessary to give effect to any such requirement to resign or to transfer shares or securities.

The Company will maintain Director’s and Officer’s Liability insurance for Employee in respect of those liabilities which he/she may incur as a director or officer of the Company or any Group Company. The insurance (including risks covered, sums insured and time limitations) is subject to the terms of the policy as amended from time to time. A copy of this policy is available from the Treasurer of Tempur Sealy International, Inc.

    7.3    Working hours. Employee’s core working hours are from 9.00am to 5.30pm Monday to Friday. Employee may be required to work additional hours, including hours at weekends or during public holidays, whenever this is reasonably necessary to carry out his/her duties properly. This has been taken into account in determining Employee’s salary and benefits and Employee will not be entitled to extra pay if he/she works additional hours. The Company may vary Employee’s core working hours from time to time on reasonable notice.

    7.4    Opt-out with regard to maximum weekly working time. Employee agrees that he/she may work for more than an average of 48 hours a week unless Employee notifies the Company in writing at the time of signing this Agreement that he/she does not wish to do so. Employee may revoke his/her agreement to this at any time by giving the Company not less than three months’ advance notice in writing. If the Company requests, Employee must keep such records of his/her working time as the Company may require.

    7.5    Place of work. Employee’s normal place of work will be the Company’s premises at Tempur House, Caxton Point, Printing House Lawn, Hayes, Middlesex, UB3 1AP. The Company may change Employee’s normal place of work to any other location within sixty (60) miles of Employee’s normal place of work. Provided that it is reasonably practicable for

Employee to work from home, the Company may change Employee’s normal place of work so that he/she is home based and works from home rather than the Company’s office.

    7.6    Travel. The Company may require Employee to travel both within the UK and overseas as part of his/her duties; to work temporarily at any location within the UK or overseas, including the premises of any Group Company or any of the Company’s clients/customers; and to work temporarily from Employee’s home, for all or part of his/her working time. Employee will be covered by business travel insurance.

    7.7    Pay arrangements. Employee will be paid his/her salary monthly in arrears by credit transfer on the last Friday of each month.

    7.8    Deductions. Any payments (including reimbursement or overpayments) due from Employee to the Company or to a Group Company may be deducted from Employee’s salary or any other money that the Company owes to Employee.

    7.9    Holiday. The Company’s holiday year runs from 1 January to 31 December. Untaken holiday entitlement cannot normally be carried forward from one holiday year to the following holiday year. Employee is entitled to 30 days’ paid holiday in any holiday year. This will be accrued at the rate of 2.5 days per month and is based on a working week of 5 days. Employee will also be entitled to up to 8 paid bank and public holidays which occur during the holiday year. Holidays will be paid at the same rate as Employee’s basic pay.

Holidays may only be taken with the prior consent of Employee’s immediate manager, who will take into account the needs of the Company when deciding whether to give permission for holidays. Employee is required to give the Company reasonable notice that he/she wishes to take holiday. For holidays of less than two weeks this should be requested at least two weeks in advance. For holidays of two weeks or more this should be requested at least four weeks ahead of the holiday. The Company will then consider Employee’s request. It may refuse Employee’s request or ask him/her to postpone his/her leave.

The Company reserves the right to require Employee to take accrued but untaken holiday at any time without giving Employee notice. This is a variation of Regulation 15(5) of the Working Time Regulations 1998.

If Employee’s employment terminates part way through a holiday year, the Company will pay to Employee 1/260 of his/her salary for each day’s holiday which has accrued for that holiday year but not been taken. If Employee has exceeded his/her accrued entitlement, Employee must repay the appropriate sum (adopting the same calculation as above). The Company may deduct any repayment from any sums due to Employee.

    7.10    Pension. The Company provides a company pension (“the Pension Scheme”) that allows all employees the opportunity to join. The Company will contribute 10% of Employee’s annual salary (paid monthly) into the Pension Scheme. Contribution rates may be increased over time at the Company’s discretion or to bring them in line with prevailing statutory requirements. Employee will automatically join the Pension Scheme once he/she has successfully completed 3 months service and deductions from Employee’s salary into his/her pension will start. Employee consents to the Company deducting his/her employee pension contributions from his/

her salary. Standard Life will write to Employee to confirm that he/she has joined the Pension Scheme.

Should Employee choose to opt out of the pension, he/she is required to inform HR in writing or via email that he/she has contacted Standard Life and informed them of his/her wishes.

    7.11    Car Allowance. Employee will be paid £12,000 per annum, paid monthly.

    7.12    Medical and other insurance benefit schemes. During Employee’s employment with the Company, he/she will be eligible to participate in the following benefit schemes, subject in each case to Employee meeting (and continuing to meet) any terms, requirements and conditions imposed by the insurer from time to time:

(a)    Death in service cover which is provided through and dependent upon Employee joining the Pension Scheme;

(b)    Life insurance of 3x salary paid as a lump sum;

(c)    Private medical insurance cover for Employee and Employee’s spouse or civil partner and dependent children up to the age of 18;

(d)    Permanent health insurance (PHI); and

(e)    Any other Company sponsored or provided benefit.

Further details of these benefits are available from HR.

If Employee, or in the case of Section 7.1(c) Employee’s family, is not accepted for cover at standard premium rates, then he/she may be asked to pay the additional cost as a condition of the Company providing these benefits.

The Company may amend, replace or discontinue any insurance benefit schemes and change the benefit providers at its discretion at any time (notwithstanding that this may result in the loss of any on-going or prospective treatment). Employee will be notified in advance of any such changes.

If the relevant insurer refuses or otherwise fails to provide cover or benefits the Company will pass to the insurer such reasonable representations as Employee may wish to make in respect of such refusal or failure. However, the Company will have no duty to take any further steps or to incur expense in relation to such matters (and, in particular, will have no obligation to obtain medical reports or to take legal proceedings against any such insurer).

Employee will only be entitled to receive benefits under the PHI scheme if and to the extent that any benefit claim is accepted by the insurer and for as long as the Company continues to receive benefit payments from the insurer. The Company may terminate Employee’s employment for any reason even if such termination results in Employee losing any existing or prospective benefits under the PHI scheme (and whether or not any application for benefits has been submitted or accepted).

    7.13    Sickness absence. If Employee is absent from work for any reason, he must notify his/her manager personally as soon as possible or before 9am. Employee should state his/her reasons for being absent at that time and give an indication of how long he is likely to be away. Employee must then keep the Company regularly informed as to his sickness absence. Employee must ensure that notification of sickness is by phone. Texts and email are not acceptable.

In all cases of absence, a self-certification form, which is available from HR, must be completed on Employee’s return to work and supplied to HR. For any period of incapacity due to sickness or injury which lasts for seven consecutive days or more, a doctor's certificate stating the reason for absence must be obtained at Employee’s own cost and promptly supplied to HR. Further certificates must be obtained if the absence continues for longer than the period of the original certificate.

No salary is paid for unauthorised absence from work. Provided Employee complies with the provisions of this Section 7.13, any sickness absence will be authorised absence and the Company will continue to pay Employee's Base Salary (inclusive of any Statutory Sick Pay) and will continue to provide all contractual benefits for a maximum of 30 days’ absence in any period of 12 consecutive months. Continuation (if any) of salary and/or benefits in respect of any further period of absence shall be at the discretion of the Company.

If Employee’s ill health or injury is the result of an accident caused by a third party in respect of which damages are recoverable then Employee shall notify the Company immediately of any claim compromise settlement or judgement made or awarded in connection with it. If the Company so requires Employee shall refund to the Company the lesser of any such amount recovered by the Employee and any amount received by Employee from the Company in respect of sick pay (in excess of statutory sick pay).

    7.14    Medicals. In connection with understanding Employee’s health and any implications that it may have on his/her work, the Company may, at its expense (whether Employee is absent from work or not), ask Employee; (a) to obtain and give to the Company a medical report from his/her GP or another person responsible for his/her clinical care and/or (b) to be examined or tested by a medical practitioner appointed by the Company so that the Company can receive medical advice about Employee. It the Company make a request pursuant to this Section 7.14, Employee must cooperate in arranging medical appointments and must attend appointments made.

    7.15    Notice by Employee. Unless terminated in accordance with Section 3.1(b), Employee is required to give the Company three months’ written notice of termination.

    7.16    Payment in lieu of notice. Without prejudice to Sections 3.1 and 3.2, the Company reserves the right at its sole discretion to terminate Employee’s employment with immediate effect by notifying Employee that it is exercising its right under this clause to pay him/her in lieu of notice equal to Employee’s basic salary only for all or part of his/her notice period and it will make such payment within 28 days. For the avoidance of doubt, the payment in lieu shall not include any element in relation to (a) any payment in respect of benefits, if any, Employee would have been entitled to receive during the period for which the payment in lieu is made; and (b) any payment in respect of any holiday entitlement that would have accrued during the period for which the payment in lieu is made; and (c) any bonus or commission payments that might otherwise have been due during the period for which the payment in lieu is made.

    7.17    Garden leave. If Employee is under notice of termination of his/her employment, the Company may require Employee to perform only certain duties, or no duties at all. The Company may also exclude Employee from any premises of the Company during the notice period or part of it. Should this be the case, Employee will still be paid his/her salary and contractual benefits (unless and until Employee’s employment is terminated). Employee will remain an employee of the Company until the termination of his/her employment and he/she will not be entitled to work for any other company. The Company reserves the right to require Employee to take holiday which has accrued up to and including the period of garden leave during the period of garden leave itself or during any notice period.

    7.18    Grievances, disciplinary issues and suspension. Employee is subject to the Company’s disciplinary and grievance procedures as outlined in the Employee Handbook. These procedures do not form part of Employee’s contract of employment. Any disciplinary matter will usually be heard by Employee’s line manager. If Employee is dissatisfied with any disciplinary decision made against him/her, Employee should appeal in writing to the person detailed in the disciplinary outcome letter.

The Company reserves the right to suspend Employee with pay for a period of no longer than reasonably necessary for the purposes of investigating any allegation of misconduct or neglect against Employee. The Company may search Employee, his/her belongings kept on the Company’s premises, Employee’s work computers and personal electronic devices as part of an investigation into a suspected disciplinary offence.

Should Employee have any grievance relating to his/her employment with the Company Employee should raise the matter, in the first instance, with his/her line manager, giving full details of the grievance.

    7.1    Data Protection. The Company will collect and process information relating to Employee in accordance with the information provided in the Data Protection Policy which is contained in the Employee Handbook. Employee has the right to inspect such information and, if necessary, to require corrections should such records be faulty. The Company will process Employee’s data for the purposes of performing his/her contract of employment, complying with any legal obligation, or if it is necessary for the Company’s legitimate interests in managing Employee and/or administrating the employment relationship.

If the Company needs to ask for Employee’s consent to process his/her data for any other reason, Employee’s consent must be given freely and Employee can withdraw consent later. Should Employee’s personal details change he/she should advise the Company immediately.

Employee shall comply with the Data Protection Policy when handling personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of the Company.

Failure to comply with the Data Protection Policy may be dealt with under our disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

    7.20    Monitoring of personal communications. Employee should be aware that the Company may monitor, intercept or record all communications received or made via the Company's telephone system or any other system including e-mail and internet usage. Monitoring may be conducted by any member of management but will be for work-related purposes only.

    7.21    Share dealings. The Employee shall comply, where relevant, with every rule of law, every regulation of the New York Stock Exchange and every regulation of the Company from time to time in force in relation to dealings in shares, debentures or other securities of the Company or any Group Company and unpublished price sensitive information affecting the share, debentures or other securities of any other company and, in relation to overseas dealings, the Employee shall also comply with all laws of the state and all regulations of the New York Stock Exchange, market or dealing system in which such dealings take place.

The Employee shall not (and shall procure so far as he is able that his spouse and children shall not) deal or become or cease to be interested (within meaning of Part 1 of Schedule XIII to the Companies Act 1985) in any securities of the Company except in accordance with any Company rules or guidelines from time to time relating securities transactions by Directors.

    7.22    Collective Agreements. No collective agreements affect the Employee’s terms and conditions of employment.

    7.23    Group Company. For purposes of this Agreement, “Group Company” means any holding company or subsidiary of Tempur Sealy International, Inc. from time to time and any other subsidiary of any holding company of the Company from time to time, where “holding company” and “subsidiary” have the meanings given in section 1159 of the Companies Act 2006.

    7.24    Rights of Third Parties. No one other than the parties to this agreement shall have any right to enforce any of its terms.

ARTICLE VIII
RESTRICTIVE COVENANTS

    8.1    Definitions. In this Article VIII:

“Client” means any Person who at any time during the Relevant Period was a client of the Company or of any Group Company and with whom Employee had material dealings during the Relevant Period;

“Competing Business” means any business carried on in the Restricted Area which competes or is preparing to compete with:
a.any business carried on by the Company or by any Group Company with which Employee was involved to a material extent during the Relevant Period; or
b.any business carried on by the Company or by any Group Company for which Employee had management responsibility during the Relevant Period; or
c.any business carried on by the Company or by any Group Company about which Employee has Confidential Information;
“Confidential Information” means any Trade Secrets or Confidential Information as defined in Article IV above;
“Key Individual” means any individual employed or engaged by the Company or by any Group Company with the title of Vice President or above (including any individual recognized as a functional Vice President by the Company’s Human Resources department)
with whom Employee had material dealings during the Relevant Period; or
for whom Employee had managerial responsibility during the Relevant Period.
“Person” means individual, firm, company, association or other organisation;
“Prospective Client” means any Person to whom the Company or any Group Company submitted any proposal or tender or with whom it had material discussions during the Relevant Period with a view to providing that Person with Restricted Products or Services and in respect of which Employee was materially involved;
“Relevant Period” means the period of 12 months immediately preceding the Termination Date;
“Restricted Area” means the UK and any other countries or regions:
a.with which Employee was materially concerned during the Relevant Period; or
b.for which Employee had management responsibility during the Relevant Period;
“Restricted Products or Services” means any products or services which compete with or are substantially similar to:
a.any products or services provided by the Company or by any Group Company with which the Employee was involved to a material extent during the Relevant Period; or
b.any products or services provided by the Company or by any Group Company for which Employee had management responsibility during the Relevant Period; or
c.any products or services provided by the Company or by any Group Company about which Employee received Confidential Information;

“Supplier” means any Person who at any time during the Relevant Period was a supplier of goods or services to the Company or any Group Company and with whom Employee had material dealings during the Relevant Period;
“Termination Date” means the date on which Employee’s employment with the Company terminates.

    8.2    Employee acknowledgement regarding post-termination restrictive covenants. Employee acknowledges that he/she is willing to enter into the covenants set out below in order to provide the Company and relevant Group Companies with reasonable protection of their goodwill, Confidential Information, client connections and the stability of their workforces. Employee further acknowledge that it is fair and reasonable for the Company and the Group Companies to seek to protect these interests through the restrictions below.

    8.3    Post-termination restrictive covenants. Employee undertakes that he/she will not directly or indirectly (including on his/her own account or in conjunction with or on behalf of any other Person):

        (a)    for a period of 12 months immediately following the Termination Date:

1.carry on, set up or be interested in any Competing Business (except as an investor holding up to 1% of the total issued share capital of any company); or

2.be employed or engaged by any Competing Business (whether as employee, partner, member, consultant, director, agent or in any other capacity);

        (b)    for a period of 12 months immediately following the Termination Date induce, solicit or encourage any Client or any Prospective Client not to give custom or to take custom away from the Company or any Group Company;

        (c)    for a period of 12 months immediately following the Termination Date:

1.canvass or solicit the custom of any Client or any Prospective Client with a view to providing Restricted Products or Services to that Client or Prospective Client; and/or

2.provide or agree to provide Restricted Products or Services to any Client or any Prospective Client;

        (d)    for a period of 12 months immediately following the Termination Date:

1.induce, solicit or encourage or try to induce, solicit or encourage any Key Individual to leave the Company or any Group Company; or

2.employ, engage or enter into any partnership or other business relationship with any Key Individual, or offer to do so (or procure or assist with the same).

        (e)    for a period of 12 months immediately following the Termination Date induce, solicit or encourage any Supplier to:

1.cease conducting business with the Company or any Group Company; or

2.reduce the amount of business conducted with the Company or any Group Company; or

3.vary detrimentally the terms on which it is prepared to supply products or services to the Company or any Group Company.

    8.4    Further provisions with regard to the post-termination restrictive covenants. The periods of restriction set out above will be reduced by one day for each day during Employee’s notice period that he/she is required to remain away from our premises and not to carry out any work.

Employee agrees that the Company enters into the restrictions in this clause for its own benefit and as trustee for each Group Company.

Employee acknowledges that each of the above sub-clauses constitutes an entirely separate and independent restriction on him/her.

If any of the restrictions are adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of it or another restriction were deleted, then such restriction shall apply with such deletions as may be necessary to make it valid and effective. Similarly, if any definition above is adjudged to be void or ineffective but would be adjudged to be valid and effective if any sub-clause of such definition was deleted in whole or in part then such definition shall apply with such deletions as may be necessary to make it valid and effective.

If Employee’s employment is transferred to any Person pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended or replaced) Employee agrees to enter into such additional or replacement restrictive covenants as the new employer may require in order properly to provide the new employer with an effective and broadly similar level of protection.

If Employee receives an offer of employment or engagement with any Person either during his/her employment or during the period for which the restrictions set out above remain in force, Employee will immediately provide that Person with a complete copy of Article IV and VIII of this Agreement and the relevant definitions. If Employee accepts such an offer which is, or potentially may be, in competition with the Company or any Group Company, Employee will immediately notify the Company of the identity of the Person and of Employee’s acceptance of the offer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

[Signatures follow]

COMPANY:

TEMPUR SEALY INTERNATIONAL LIMITED

/s/ Bhaskar Rao
By: Bhaskar Rao
Title: Director

SIGNED AND DELIVERED AS A DEED

by Hansbart Wijnand:

/s/ Hansbart Wijnand

Dated: January 19, 2022

Annex

Statement of employment particulars
This Annex supplements Employee’s employment contract by providing additional information on his/her employment particulars as required by Part 1 of the Employment Rights Act 1996.

Although annexed to Employee’s contract of employment, the information in the Annex is provided to meet the Company’s statutory duties and does not confer any contractual rights or obligations.

Leave other than holidays and sickness
1.There are no terms and conditions relating to paid leave in circumstances other than holidays and sickness. However, if Employee satisfies any relevant conditions, he/she may have statutory rights to take paid leave in certain circumstances, including maternity, paternity and parental leave.

Other benefits
2. Employee’s contract refers to benefits including death in service cover, life insurance, private medical insurance cover and permanent health insurance. The Company does not provide any other benefits.

Provisions regarding work outside the UK for over a month
3. The Company does not expect Employee to have to work outside the UK for more than a month and there are no particulars to give Employee about such a requirement.

Training
4. Although the Company will provide appropriate training in connection with Employee’s role, there is no entitlement to training.